                                                                  Exhibit 99.1
For Immediate Release
---------------------
November 20, 2006

    NORDSTROM REPORTS THIRD QUARTER EARNINGS PER SHARE INCREASE 33 PERCENT

    SEATTLE - November 20, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $135.7 million, or $0.52 per diluted share, for the third quarter ended October 28, 2006. For the same period last year, net earnings were $107.5 million, or $0.39 per diluted share.

    Total sales for the third quarter of 2006 increased 12.4 percent to $1.9 billion, compared to sales of $1.7 billion in the same period last year. Third quarter same-store sales increased 10.7 percent.

THIRD QUARTER HIGHLIGHTS
    Net earnings increased 26.3 percent in the third quarter compared to the same quarter last year, primarily due to the company's improved execution of its merchandising strategy. The company continues to focus on providing customers with compelling merchandise and superior service.

  - Same-store sales increased 10.7 percent for the quarter. All major merchandise categories performed above the company's low single digit growth plan. Results in intimate apparel, accessories, women's better and
    designer apparel exceeded the company's overall percentage increase.   The
    company's Direct and Rack channels achieved double digit same-store sales increases.

  - Gross profit as a percent of sales increased 156 basis points versus the prior year. Merchandise margin improved versus the prior year driven primarily by lower markdowns, particularly in women's apparel. Above plan sales results created incremental leverage on buying and occupancy expenses.

  - Selling, general and administrative expenses as a percent to sales decreased 17 basis points versus the prior year. Total sales growth outpaced an increase in general and administrative expenses. Further rate improvement was held back by a rise in compensation costs linked to the price of the company's stock, which appreciated 38.4 percent in the quarter. This cost increase impacted the total SG&A expense rate by 64 basis points, and diluted earnings per share by $0.03 for the quarter.

  - As a result of the adoption of SFAS No. 123(R), "Share-Based Payment," the company recorded $6.5 million in compensation expense, which resulted in a $0.01 impact on diluted earnings per share for the quarter. Of the total expense, $2.9 million was recorded in buying and occupancy and $3.6 million was recorded in selling, general and administrative expenses.

YEAR-TO-DATE RESULTS
    Year-to-date net earnings increased 23.5 percent to $445.7 million for the three quarters ended October 28, 2006, compared to net earnings of $360.9 million for the same period last year. Earnings per diluted share for the same periods were $1.67 and $1.30, respectively.

    Year-to-date total sales increased 9.3 percent to $5.9 billion compared to prior year sales of $5.4 billion. Same-store sales increased 7.2 percent.

EXPANSION AND CAPITAL INVESTMENT UPDATE
    Nordstrom opened its newly relocated store at Westfield Topanga Mall in Canoga Park, Calif., on October 6, 2006. The 213,000 square foot, three-level store features the company's most comprehensive designer offering in the country along with new design concepts, amenities and services.

    The company opened a new 35,000 square foot Nordstrom Rack store at Grand Plaza in San Marcos, Calif., on November 16, 2006.

Nordstrom announced plans today to open three new stores and for one store relocation.

  - In the spring of 2009, Nordstrom will open a newly relocated 140,000 square foot store at the Fashion Place, in Murray, Utah.

  - In the fall of 2009, Nordstrom will open a new 140,000 square foot store at the Kenwood Towne Centre in Cincinnati, Ohio.

  - In the spring of 2010, Nordstrom will open a new 140,000 square foot store at the St. Louis Galleria in St. Louis, Missouri.

  - In the spring of 2011, Nordstrom will open a new 140,000 square foot store at the Christiana Mall in Wilmington, Delaware.

    Nordstrom's board of directors recently approved the company's budget for capital expenditures for the 2007 through 2011 fiscal years. The total amount planned is for $2.8 billion over the five years, with approximately 80% of the capital allocated to new stores, store relocations and store remodels.

SHARE REPURCHASE
    Nordstrom repurchased approximately 896,000 shares of its common stock during the third quarter for $32.6 million. This reduction in weighted-average shares outstanding had no material impact on diluted earnings per share for the quarter.

2006 OUTLOOK
    For the 53 week fiscal year ending February 3, 2007, the company now anticipates diluted earnings per share in the range of $2.46 to $2.51, including an estimated expense of $0.06 per diluted share for stock option compensation following the adoption of SFAS No. 123(R) at the beginning of this fiscal year. For the 14 week fourth quarter, the company is planning low single digit same-store sales growth and earnings per share in the range of $0.79 to $0.84. Under the 4-5-4 retail calendar, the 2006 fourth quarter and fiscal year include an additional week.

CONFERENCE CALL INFORMATION:
     Company management will be hosting a conference call and webcast to discuss third quarter results at 4:30 p.m. (ET) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-444-9038. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 50 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 35 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

     Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results for the fiscal year ending February 3, 2007 and the fourth quarter, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the impact of economic and competitive market forces, the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry, the company's ability to predict fashion trends, consumer apparel buying patterns, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements, the company's ability to control costs, weather conditions and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2006 and our Form 10-Q for the quarter ended October 28, 2006 to be filed with the SEC, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


Investor Contact:                     Media Contact:
RJ Jones, 206-303-3007                Deniz Anders, 206-373-3038

                                NORDSTROM, INC.
               CONSOLIDATED STATEMENTS OF EARNINGS - 3rd Quarter
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                      Quarter    % of sales (1)        Quarter    % of sales (1)
                                        ended    (except as              ended    (except as
                                     10/28/06     indicated)           10/29/05     indicated)
                                     --------    ----------           --------     ---------
Net sales                          $1,872,103        100.0%         $1,666,130        100.0%
Cost of sales and related buying
    & occupancy costs              (1,160,123)       (62.0%)        (1,058,452)       (63.5%)
                                   ----------                       ----------
Gross profit                          711,980         38.0%            607,678         36.5%
Selling, general and
    administrative expenses          (538,210)       (28.7%)          (481,768)       (28.9%)
                                   ----------                       ----------
Operating income                      173,770          9.3%            125,910          7.6%
Interest expense, net                 (11,419)        (0.6%)           (10,248)        (0.6%)
Other income including
    finance charges, net               58,819          3.1%             47,350          2.8%
                                   ----------                       ----------
Earnings before income tax expense    221,170         11.8%            163,012          9.8%
Income tax expense                    (85,497)       (38.7%) (2)       (55,559)       (34.1%) (2)
                                   ----------                       ----------
Net earnings                         $135,673          7.2%           $107,453          6.4%
                                   ==========                       ==========

Earnings per share
    Basic                               $0.53                            $0.40
    Diluted                             $0.52                            $0.39

ADDITIONAL DATA
---------------

Weighted average shares outstanding
    Basic                             256,757                          271,599
    Diluted                           261,616                          277,293



1Subtotals and totals may not foot due to rounding.

2Percent of earnings before income tax expense.

                               NORDSTROM, INC.
              CONSOLIDATED STATEMENTS OF EARNINGS - Year to Date
             -----------------------------------------------------
  (unaudited; amounts in thousands, except per share data and percentages)

                                   Nine Months    % of sales (1)    Nine Months   % of sales (1)
                                         ended    (except as              ended   (except as
                                      10/28/06     indicated)          10/29/05    indicated)
                                    ----------    ----------         ----------    ---------
Net sales                           $5,929,794        100.0%         $5,427,042       100.0%
Cost of sales and related buying
    & occupancy costs               (3,729,759)       (62.9%)        (3,452,132)      (63.6%)
                                    ----------                       ----------
Gross profit                         2,200,035         37.1%          1,974,910        36.4%
Selling, general and
    Administrative expenses         (1,611,982)       (27.2%)        (1,498,386)      (27.6%)
                                    ----------                       ----------
Operating income                       588,053          9.9%            476,524         8.8%
Interest expense, net                  (34,953)        (0.6%)           (33,791)       (0.6%)
Other income including
    finance charges, net               173,508          2.9%            135,052         2.5%
                                    ----------                       ----------
Earnings before income tax expense     726,608         12.3%            577,785        10.6%
Income tax expense                    (280,950)       (38.7%) (2)      (216,876)      (37.5%) (2)
                                    ----------                       ----------
Net earnings                          $445,658          7.5%           $360,909         6.7%
                                    ==========                       ==========


Earnings per share
    Basic                                $1.70                            $1.32
    Diluted                              $1.67                            $1.30

ADDITIONAL DATA
---------------

Weighted average shares outstanding
    Basic                              261,920                          272,683
    Diluted                            266,893                          278,399



1Subtotals and totals may not foot due to rounding.

2Percent of earnings before income tax expense.

NORDSTROM, INC.

                                   NORDSTROM, INC.
                            CONSOLIDATED BALANCE SHEETS
               -----------------------------------------------------
                         (unaudited;  amounts in thousands)

                                                     10/28/06         1/28/06          10/29/05
                                                   ----------      ----------        ----------

Assets
Current assets:
    Cash and cash equivalents                     $   208,715     $   462,656       $   205,943
      Short-term investments                                -          54,000            34,000
      Accounts receivable, net                        667,748         639,558           626,864
      Investment in asset backed securities           313,656         561,136           509,759
      Merchandise inventories                       1,228,230         955,978         1,166,471
      Current deferred tax assets, net                169,858         145,470           149,622
      Prepaid expenses and other                       65,711          55,359            53,451
                                                  -----------     -----------       -----------
Total current assets                                2,653,918       2,874,157         2,746,110
Land, buildings and equipment, net                  1,748,395       1,773,871         1,778,579
Goodwill                                               51,714          51,714            51,714
Acquired tradename                                     84,000          84,000            84,000
Other assets                                          170,355         137,607           129,130
                                                  -----------     -----------       -----------
Total assets                                       $4,708,382      $4,921,349        $4,789,533
                                                  ===========     ===========       ===========


Liabilities and Shareholders' Equity
Current liabilities:
      Accounts payable                                758,402         540,019           683,137
      Accrued salaries, wages and related benefits    253,440         285,982           235,137
      Other current liabilities                       385,767         409,076           365,872
      Income taxes payable                             42,970          81,617            47,850
      Current portion of long-term debt               106,572         306,618           306,967
                                                  -----------     -----------       -----------
Total current liabilities                           1,547,151       1,623,312         1,638,963
Long-term debt, net                                   624,631         627,776           626,978
Deferred property incentives, net                     351,733         364,382           367,511
Other liabilities                                     223,262         213,198           206,980
Shareholders' equity:
      Common stock, no par value: 1,000,000 shares
        authorized; 256,904, 269,549 and 269,690
        shares issued and outstanding                 791,678         685,934           663,810
      Unearned stock compensation                           -            (327)             (438)
      Retained earnings                             1,171,364       1,404,366         1,277,674
      Accumulated other comprehensive
       (loss) earnings                                 (1,437)          2,708             8,055
                                                  -----------     -----------       -----------
Total shareholders' equity                          1,961,605       2,092,681         1,949,101
                                                  -----------     -----------       -----------
Total liabilities and shareholders' equity         $4,708,382      $4,921,349        $4,789,533
                                                  ===========     ===========       ===========

                                NORDSTROM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -----------------------------------------------------
                      (unaudited;  amounts in thousands)

                                                        Nine Months           Nine Months
                                                              ended                 ended
                                                           10/28/06              10/29/05
                                                        -----------           -----------
Operating Activities
Net earnings                                               $445,658              $360,909
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
    Depreciation and amortization of
      buildings and equipment                               205,816               204,496
    Amortization of deferred property
      incentives and other, net                             (25,255)              (24,331)
    Stock-based compensation expense                         25,075                 7,672
    Deferred income taxes, net                              (49,755)                1,173
    Tax benefit of stock-based payments                      29,691                31,281
    Excess tax benefit from stock-based payments            (25,384)                    -
    Provision for bad debt expense                           10,715                18,327
    Change in operating assets and liabilities:
      Accounts receivable                                   (38,652)                 (769)
      Investment in asset backed securities                 242,204               (86,786)
      Merchandise inventories                              (235,623)             (250,441)
      Prepaid expenses                                      (10,092)                  855
      Other assets                                           (4,203)               (6,079)
      Accounts payable                                      213,294               190,601
      Accrued salaries, wages and related benefits          (34,861)              (56,758)
      Other current liabilities                             (22,559)               (2,099)
      Income taxes payable                                  (38,647)              (67,705)
      Deferred property incentives                           13,779                41,891
      Other liabilities                                      11,328                14,209
                                                        -----------           -----------
Net cash provided by operating activities                   712,529               376,446
                                                        -----------           -----------

Investing Activities
Capital expenditures                                       (187,748)             (205,015)
Purchases of short-term investments                        (109,550)             (397,500)
Sales of short-term investments                             163,550               405,325
Other, net                                                   (6,380)               (6,404)
                                                        -----------           -----------
Net cash used in investing activities                      (140,128)             (203,594)
                                                        -----------           -----------

Financing Activities
Proceeds from long-term borrowing                           100,000                     -
Principal payments on long-term debt                       (306,465)              (99,769)
(Decrease) increase in cash book overdrafts                 (21,511)                4,720
Proceeds from exercise of stock options                      38,917                61,057
Proceeds from employee stock purchase plan                   16,300                15,600
Excess tax benefit from stock-based payments                 25,384                     -
Cash dividends paid                                         (83,139)              (64,236)
Repurchase of common stock                                 (595,521)             (246,302)
Other, net                                                     (307)                1,398
                                                        -----------           -----------
Net cash used in financing activities                      (826,342)             (327,532)
                                                        -----------           -----------
Net decrease in cash and cash equivalents                  (253,941)             (154,680)
Cash and cash equivalents at beginning of period            462,656               360,623
                                                        -----------           -----------
Cash and cash equivalents at end of period                $ 208,715              $205,943
                                                        ===========           ===========
